Exhibit 10.1

INDUSTRIAL NET LEASE

between

Landmark 4, LLC

as Landlord

and

Overstock.com, Inc.

as Tenant

Dated: May 1, 2013

TABLE OF CONTENTS

ARTICLE 1	SUMMARY OF BASIC PROVISIONS	1
1.01	Landlord	1
1.02	Tenant	1
1.03	Premises	1
1.04	Building Address	1
1.05	Commencement Date	1
1.06	Expiration Date	1
1.07	Term	1
1.08	Early Possession Date	1
1.09	Renewal Option	1
1.10	Initial Base Rent	1
1.11	Tenant’s Share	1
1.12	Initial Estimated Operating Expenses	1
1.13	Base Rent and Other Monies Paid Upon Execution	2
1.14	Agreed Use	2
1.15	Summary of Tenant Improvements	2
1.16	Exhibits	2

ARTICLE 2	PREMISES	2
2.01	Premises	2
2.02	Quiet Possession	2
2.03	Condition on Commencement	2
2.04	Parking	2
2.05	Common Areas	3
2.06	Security	3
2.07	Landlord’s Access; Showing Premises; Repairs	3
2.08	Landlord’s Signs	3
2.09	Roof	3
2.10	Right of First Offer	4

ARTICLE 3	TERM	4
3.01	Term	4
3.02	[Intentionally omitted]
3.03	[Intentionally omitted]
3.04	Holding Over	4

ARTICLE 4	RENT	5
4.01	Base Rent	5
4.02	Additional Rent Defined	6
4.03	Operating Expenses	6
4.04	Payments	7
4.05	Late Charges	7
4.06	Interest	7

ARTICLE 5	PROPERTY TAXES	7
5.01	Definition	7
5.02	Payment of Taxes	8
5.03	Additional Improvements	8
5.04	Personal Property Taxes	8

ARTICLE 6	INSURANCE; INDEMNITY	8
6.01	Payment of Premiums	8
6.02	Liability Insurance	8
6.03	Property Insurance — Building Improvements and Rental Value	9
6.04	Tenant’s Workers’ Compensation Insurance	9
6.05	Insurance Policies	9
6.06	Waiver of Subrogation	9
6.07	Tenant’s Indemnity of Landlord	9
6.08	Landlord’s Indemnity of Tenant	10

ARTICLE 7	UTILITIES AND SERVICES	10
7.01	Utilities and Services	10
7.02	Garbage Collection	10

ARTICLE 8	LETTER OF CREDIT	10
8.01	Letter of Credit	10

ARTICLE 9	USE OF PREMISES	10
9.01	Use of Premises	10
9.02	Tenant’s Signs	11
9.03	Increased Insurance Risk	11
9.04	Hazardous Substances	11
9.05	Tenant’s Compliance with Applicable Laws	12

ARTICLE 10	MAINTENANCE AND REPAIRS	12
10.01	Tenant’s Obligations	12
10.02	Landlord’s Obligations	13
10.03	Alterations	14
10.04	Ownership; Removal; Surrender; and Restoration	14

ARTICLE 11	DAMAGE OR DESTRUCTION	15
11.01	Premises Partial Damage	15
11.02	Premises Total Destruction	15
11.03	Replacement Cost	15
11.04	Continuation of Tenant’s Operations	15
11.05	Tenant’s Liability	15
11.06	Damage Near End of Term	16
11.07	Abatement of Rent; Tenant’s Remedies	16

ARTICLE 12	ASSIGNMENT AND SUBLETTING	16
12.01	Landlord’s Consent Required	16
12.02	Terms and Conditions Applicable to Transfer and Subletting	16
12.03	Additional Terms Applicable to Subletting	17
12.04	Termination	18

ARTICLE 13	DEFAULT; REMEDIES	18
13.01	Default	18
13.02	Remedies	19
13.03	Inducement Recapture	20
13.04	Breach by Landlord	20

ARTICLE 14	CONDEMNATION	20
14.01	Condemnation	20

ii

ARTICLE 15	SUCCESSOR LANDLORDS	21
15.01	Successor Landlords	21

ARTICLE 16	SUBORDINATION; ESTOPPEL CERTIFICATES; ATTORNMENT; NON-DISTURBANCE	21
16.01	Subordination	21
16.02	Estoppel Certificates	21
16.03	Attornment	21
16.04	Non-Disturbance	22
16.05	Self-Executing	22
16.06	Failure to Provide	22

ARTICLE 17	GENERAL PROVISIONS	22
17.01	Entire Agreement	22
17.02	Construction; Governing Law	22
17.03	Amendments	22
17.04	Severability	22
17.05	Binding Effect	23
17.06	Covenants and Conditions	23
17.07	Time of Essence	23
17.08	Survival of Representations and Warranties	23
17.09	Notices	23
17.10	Waivers	23
17.11	Limitation on Liability	23
17.12	Attorneys’ Fees	23
17.13	Brokerage Fees	24
17.14	Consents	24
17.15	Landlord’s Reservations	24
17.16	Corporate Authority	24
17.17	Counterparts	24
17.18	No Offer	24

iii

INDUSTRIAL NET LEASE

THIS LEASE, dated (for reference purposes only) as of May 1, 2013, is made by and between Landmark 4, LLC (“Landlord”), and Overstock.com, Inc., a Delaware corporation (“Tenant”).

WHEREAS, Landlord’s predecessor-in-interest, Natomas Meadows, LLC, and Tenant entered into that certain Lease Agreement dated April 8, 2008, covering the Premises (as hereinafter defined), as amended by that certain First Amendment to Lease dated December 2008 (collectively, the “Prior Lease”); and

WHEREAS, the parties desire to terminate the Prior Lease and enter into this new Lease for the Premises, on the terms and conditions set forth herein;

NOW, THEREFORE, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises, for the term, at the rental, and upon all of the terms, covenants and conditions set forth in this Lease.

ARTICLE 1.                        SUMMARY OF BASIC PROVISIONS.

1.01	Landlord:	Landmark 4, LLC
1505 South Redwood Road
P.O. Box 30076
Salt Lake City, UT 84130

1.02	Tenant:	Overstock.com, Inc.

1.03	Premises:	Approximately 686,865 square feet in Building 4 of the Landmark Industrial Park (See also Paragraph 2.01)

1.04	Building Address:	1862 South 4800 West, Salt Lake City, Utah

1.05	Commencement Date:	May 1, 2013

1.06	Expiration Date:	August 31, 2026

1.07	Term:	Thirteen (13) years and four (4) months, commencing on the Commencement Date and ending on the Expiration Date (See also ARTICLE 3)

1.08	Early Possession Date:	N/A

1.09	Renewal Options:	Three (3) options to renew of five (5) years each (See also Paragraph 3.05)

1.10	Initial Base Rent:	$284,980.29 per month (See also Paragraph 4.01)

1.11	Tenant’s Share:	One Hundred percent (100%) (See also Paragraph 4.03)

1.12	Initial Estimated Operating Expenses:	$61,817.85 per month

1.13	Base Rent and Other Monies Paid Upon Execution:

	$27,428.26	Unamortized Tenant Improvement payback from the First Amendment to the Prior Lease; for the period May 2013
	$61,817.85	Operating Expenses for the period May 2013
	$N/A	Security Deposit
	$N/A	Other: N/A

	$89,246.11	Total Due upon Execution

1.14	Agreed Use.	General warehouse and office uses (See also ARTICLE 9)

1.15	Summary of Tenant Improvements:	N/A

1.16	Exhibits. Attached hereto are the following, all of which constitute a part of this Lease:

	Exhibit A:	Premises Site Plan
	Exhibit B:	Distribution Center
	Exhibit C:	[Intentionally omitted]
	Exhibit D:	Parking Site Plan
	Exhibit E:	Rules and Regulations

ARTICLE 2.                        PREMISES.

2.01                        Premises. The Premises leased hereby are that certain warehouse space consisting of approximately 686,865 square feet located in Building 4 of the Landmark Industrial Park located at 1862 South 4800 West, Salt Lake City, Utah, Utah, as more particularly shown on Exhibit “A” attached hereto, including all improvements therein or to be provided by Landlord under the terms of this Lease. The building in which the Premises is located shall be referred to as the “Building.” In addition to Tenant’s rights to use and occupy the Premises as hereinafter specified, Tenant shall have non-exclusive rights to the Common Areas (as defined in Paragraph 2.05 below), but shall not have any rights to the roof (except as expressly set forth in Section 2.09 below) or exterior walls of the Building or to any other buildings in the Distribution Center. The Premises, the Building, the Common Areas, the land upon which they are located, along with all other buildings and improvements thereon, are herein collectively referred to as the “Distribution Center,” as depicted on Exhibit “B.” Any statement of square footage set forth in this Lease, or that may have been used in calculating Rent, is based on approximate measurements. The parties agree that such measurements are reasonable and shall be binding on the parties; any payments or obligations based thereon are not subject to revision, whether the actual square footage may be more or less.

2.02                        Quiet Possession. Subject to timely payment by Tenant of all Rent and other sums due hereunder, and performance of all of the covenants, conditions and provisions on Tenant’s part to be observed and performed under this Lease, Tenant shall have quiet possession and quiet enjoyment of the Premises during the Term hereof.

2.03                        Condition on Commencement. The parties acknowledge that Tenant has been in possession of the Premises under the Prior Lease. Tenant has accepted the Premises “as is,” and acknowledges them to be in good condition. Tenant acknowledges the suitability of the Premises for Tenant’s intended use, and further acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty as to the condition of the Premises, the suitability of the Premises for Tenant’s intended use, or whether the Premises comply with all Applicable Laws, and Tenant assumes all responsibility therefor. Tenant waives the benefit of any present or future law which might give Tenant the right to repair the Premises at Landlord’s expense or to terminate the Lease because of the condition of the Premises.

2.04                        Parking. Tenant shall have the nonexclusive right to use the vehicle and/or truck parking spaces specified in Exhibit “D” or located in those portions of the Common Areas designated from time to time by Landlord. Tenant shall be deemed to have a revocable license for the use of the parking spaces; however such license shall be valid through the Lease Term and any Extension Period(s).

2.05                        Common Areas.

(a)                                 Definition. The term “Common Areas” is defined as all areas and facilities outside the Building and within the exterior boundary line of the Distribution Center that are provided and designated by the Landlord from time to time for the general non-exclusive use of Landlord, Tenant and other tenants of the Distribution Center and their respective employees, suppliers, shippers, customers, contractors and invitees, including but not limited to parking areas, loading and unloading areas, trash areas, roadways, walkways, driveways and landscaped areas.

(b)                                 Tenant’s Rights. Landlord grants to Tenant, for the benefit of Tenant and its employees, suppliers, shippers, contractors, customers and invitees, during the term of this Lease, the non-exclusive right to use, in common with others entitled to such use, the Common Areas as they exist from time to time, subject to any rights, powers, and privileges reserved by Landlord under the terms hereof or under the terms of any rules and regulations or restrictions governing the use of the Distribution Center. Under no circumstances shall the right herein granted to use the Common Areas be deemed to include the right to store any property, temporarily or permanently, in the Common Areas, except by the prior written consent of Landlord, which consent may be revoked at any time. In the event any unauthorized storage shall occur, Landlord shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove the stored property and charge the cost to Tenant, which cost shall be immediately payable upon demand by Landlord.

(c)                                  Rules and Regulations. Landlord may, from time to time, establish, modify, amend and enforce reasonable rules and regulations (“Rules and Regulations”) for the management, safety, care, order and cleanliness of the Distribution Center, its tenants and their invitees. Tenant agrees to abide by and conform to all such Rules and Regulations, and shall cause its employees, suppliers, shippers, customers, contractors and invitees to so abide and conform. Landlord shall not be responsible to Tenant for the non-compliance with said Rules and Regulations by any other parties. A copy of the Rules and Regulations in force at the time of execution hereof is attached hereto as Exhibit “E.”

2.06                        Security. Tenant hereby acknowledges that Landlord shall have no obligation whatsoever to provide guard service or other security measures to or for the benefit of the Premises. Tenant assumes all responsibility for any protection measures it deems necessary on the Premises or the Distribution Center, and for the protection of Tenant and its property, agents and invitees from acts of third parties. Tenant may elect to have security services provided for the Premises. Nothing herein contained shall prevent Landlord, at Landlord’s option, from providing security measures for the Premises and/or the Distribution Center.

2.07                        Landlord’s Access; Showing Premises; Repairs. In the case of an emergency, Landlord and Landlord’s agents shall have the right to enter the Premises at any time. Otherwise Landlord and its agents shall have a right to enter the Premises at reasonable times upon reasonable notice for the purposes of showing the same to prospective purchasers, lenders, or tenants (provided that, to the best of Landlord’s actual knowledge, the prospective tenant is not an online retailer or reasonably considered to be a competitor of Tenant); making such inspections, alterations, repairs, improvements or additions to the Premises as Landlord may deem necessary or desirable; for verifying Tenant’s compliance with this Lease; for erecting, using and maintaining utilities, services, pipes and conduits through the Premises and/or other premises as long as there is no material adverse effect on Tenant’s use of the Premises; and for such other purposes as Landlord may reasonably deem necessary. All such activities shall be without abatement of Rent and with no liability to Tenant.

2.08                        Landlord’s Signs. Landlord may place on the Premises ordinary “For Lease” signs during the last six (6) months of the Term hereof.

2.09                        Roof. Landlord and Tenant acknowledge and agree that the roof of the Building shall remain under Landlord’s exclusive control, subject only to Tenant’s obligation to pay Tenant’s Share of Operating Expenses; provided, however, that subject to the provisions of this Lease (including but not limited to Sections 10.03 and 10.04), Tenant shall be permitted to install certain satellite, antenna and related equipment supporting Tenant’s use of the Premises. Such equipment shall be an Alteration, as defined in Section 10.03 below. Prior to installation of any such equipment, Tenant shall first obtain Landlord’s written consent as to the plans and specifications therefor (which shall not be unreasonably withheld). Tenant shall provide no less than two (2) business days’ written notice to Landlord prior to accessing the roof for any reason, including inspection, maintenance, replacement or repair of Tenant’s equipment thereon. If Landlord elects, in its sole discretion, to place any object or thing upon the roof, or to permit any other party to do so, Tenant shall not be entitled to receive any compensation therefor.

2.10                        Right of First Offer. During the term of the Lease and any permitted renewals hereof, and so long as Tenant is not in default under the terms of this Lease, Tenant shall have a right of first offer to lease any available additional space in any building to be constructed hereafter within the Landmark Industrial Park by Landlord or any Landlord affiliate (the “Additional Space”). Prior to offering any Additional Space for lease to third parties, Landlord shall first notify Tenant in writing that Additional Space is available. Tenant shall have ten (10) days thereafter to provide a written offer to Landlord to lease the Additional Space, or any portion thereof. Thereafter, Landlord shall have ten (10) days to, in writing, either (a) provide a counter-offer to Tenant, in which case Tenant shall have five (5) days to respond in writing; (b) accept the terms of Tenant’s offer, or (c) reject the terms of Tenant’s offer. If the parties reach an agreement whereby Landlord shall lease all or any part of the Additional Space to Tenant, then the parties shall either enter into a written amendment to this Lease, adding the Additional Space as a part of the Premises, or enter into a separate lease for the Additional Space, which amendment or lease shall be on the terms mutually agreed to by the parties. In the event Tenant fails to exercise its option or to give any notice within the time period provided in this paragraph, then Landlord shall have the right to offer the Additional Space (or any portion thereof) for lease to any third parties

ARTICLE 3.                        TERM.

3.01                        Term. The Term of this Lease is for a period of thirteen (13) years and four (4) months, commencing on the Commencement Date and expiring on the Expiration Date, unless extended or earlier terminated as provided in this Lease.

3.02                        [Intentionally omitted]

3.03                        [Intentionally omitted]

3.04                        Holding Over. Tenant has no right to retain possession of the Premises or any part thereof beyond the expiration or termination of this Lease. In the event that Tenant holds over, then the Base Rent shall be increased to one hundred thirty-five percent (135%) of the Base Rent applicable immediately preceding the expiration or termination. Nothing contained herein shall be construed as consent by Landlord to any holding over by Tenant.

3.05                        Options to Renew. Provided this Lease is then in effect and Tenant is not in default under the terms of this Lease at the time of exercise, Tenant shall have three (3) options to renew this Lease for a period of five (5) years each (each, an “Extension Period”). Tenant shall exercise an option to renew, if at all, by providing written notice to Landlord no later than eight (8) months prior to the scheduled expiration date of the initial Term or the then-current Extension Period, as the case may be. If Tenant shall exercise an option, the applicable Extension Period shall commence immediately following the expiration date of the initial Term or the then-current Extension Period, as the case may be, and shall expire five (5) full years thereafter, subject to the same terms and conditions contained in this Lease, except that Tenant shall have no further options to renew, and Base Rent shall be at then-prevailing market rates for space of comparable size, quality and location, taking into consideration all of the rental abatement, tenant improvement allowances, commissions and any other tenant inducements then being given to new tenants of similar size and credit in comparable first-class warehouse buildings in Salt Lake City. In the event Landlord and Tenant cannot reach an agreement on the determination of fair market rent for an Extension Period, then the parties shall submit the determination to binding arbitration. If Tenant shall default in the payment or performance of any obligation under this Lease subsequent to Tenant’s exercise of its renewal option but prior to the beginning of the Extension Period, Landlord may, at its option and in addition to any other remedies, declare Tenant’s renewal option null and void.

3.06                        Option to Terminate. Tenant shall have a one-time right to terminate this Lease, such termination to be effective, if at all, as of August 31, 2020, exercisable by Tenant providing no less than nine (9) months’ advance written notice of termination to Landlord and upon payment of a termination fee equal to the amount five (5) months’ Rent plus all unamortized commissions, and prorated free rent. Tenant’s failure to pay Landlord the termination fee within thirty (30) days from the date of Landlord’s invoice therefor shall render Tenant’s option to terminate null and void, and Landlord’s and Tenant’s rights and obligations pursuant to the Lease shall continue as though the Lease never contained an option to terminate.

ARTICLE 4.                        RENT.

4.01                        Base Rent. Except as otherwise provided herein, Tenant shall pay to Landlord the Base Rent as set forth below commencing on the Commencement Date and payable thereafter on or before the first day of every calendar month during the term of this Lease and any permitted extensions:

Period	Monthly Base Rent
May 1, 2013 – August 31, 2013	$27,428.26 (amount equal to unamortized tenant improvement payback from First Amendment to the Prior Lease)
September 1, 2013 – February 28, 2014	$284,980.29
March 1, 2014 – February 28, 2015	$290,749.95
March 1, 2015 – February 29, 2016	$298,717.59
March 1, 2016 – February 28, 2017	$305,654.93
March 1, 2017 – February 28, 2018	$312,798.32
March 1, 2018 – February 28, 2019	$320,079.09
March 1, 2019 – February 29, 2020	$327,565.92
March 1, 2020 – February 28, 2021	$335,258.81
March 1, 2021 – February 28, 2022	$343,157.75
March 1, 2022 – February 28, 2023	$351,262.76
March 1, 2023 – February 29, 2024	$359,505.14
March 1, 2024 – February 28, 2025	$367,953.58
March 1, 2025 – August 31, 2026	$376,676.77
First Extension Period, if applicable	Market
Second Extension Period, if applicable	Market
Third Extension Period, if applicable	Market

4.02                        Additional Rent Defined. All monetary obligations of Tenant to Landlord under the terms of this Lease except for Base Rent and the Security Deposit are deemed to be Additional Rent. Base Rent and Additional Rent are sometimes collectively referred to herein as “Rent.”

4.03                        Operating Expenses. Tenant’s share of Operating Expenses shall be One Hundred percent (100%) (“Tenant’s Share”), subject to the provisions of subparagraph (e) below. Tenant’s Share is calculated by dividing the approximate square footage of the Premises by the total leaseable square footage of the Distribution Center. In the event that the size of the Premises and/or the Distribution Center is modified during the term of this Lease, Landlord shall recalculate Tenant’s Share to reflect such modification. Tenant shall pay to Landlord during the Term hereof, in addition to the Base Rent, Tenant’s Share of all Operating Expenses, as hereinafter defined, in accordance with the following provisions:

(a)                                 “Operating Expenses” are defined, for purposes of this Lease, as all costs incurred or charged by Landlord relating to the ownership, operation, management, repair, maintenance, replacement and/or restoration of the Distribution Center, including, but not limited to:

(i)                                     Fulfillment of Landlord’s obligations under Paragraph 10.02(a).

(ii)                                  The operation, repair and maintenance, in neat, clean, good order and condition, and if necessary the replacement, of the Common Areas and Common Area improvements, including maintenance, repair and snow removal on parking areas, loading and unloading areas, common trash areas, roadways, parkways, walkways, driveways, landscaped areas, irrigation systems, Common Area lighting facilities, fences and gates, elevators, roofs and roof drainage systems, exterior signs, and any fire sprinkler systems.

(iii)                               The cost of water, and sewer; and the costs of gas, electricity and telephone to service the Common Areas and any utilities not separately metered to a particular premises.

(iv)                              The cost of pest control services, security services (if any), and any environmental inspections.

(v)                                 Reserves set aside for maintenance, repair and/or replacement of Common Area improvements and equipment, including capital improvements.

(vi)                              Exterior painting.

(vii)                           Property management fees in an amount not to exceed three percent (3%) of Base Rent.

(viii)                        Real Property Taxes (as defined in Paragraph 5.01).

(ix)                              The cost of the premiums for the insurance maintained by Landlord pursuant to ARTICLE 6 and any deductible portion of an insured loss concerning the Building or the Common Areas.

(b)                                 Any costs or expenses that would otherwise be Operating Expenses that are specifically attributable or separately metered to the Premises or to any other premises in the Distribution Center or to the operation, repair and maintenance thereof, shall be allocated entirely to the appropriate tenant. (See also Section 7.01)

(c)                                  The amount of annual Operating Expenses shall be estimated annually, in advance, by Landlord, on or around the beginning of each calendar year. Tenant’s Share of Operating Expenses is payable in equal monthly installments on the same day as the Base Rent is due hereunder, based on Landlord’s good-faith estimate of the annual Operating Expenses. After May 1 of each year, Landlord shall deliver to Tenant a reasonably detailed statement showing the Operating Expenses actually incurred during the preceding calendar year. If Tenant’s payments during the previous year were less than Tenant’s Share, Tenant shall pay to Landlord the amount of the deficiency within thirty (30) days after delivery by Landlord to Tenant of the statement. If Tenant’s payments during the previous year exceeded Tenant’s Share, Landlord may, at its option, either (i) pay the amount of such excess to Tenant; or (ii) apply the excess against Tenant’s Share of Operating Expenses for the current year. Provided Tenant is not in default under the terms of this Lease, Tenant shall have the right, not more often than once per calendar year, to examine, copy and/or have an audit conducted of all records of Landlord pertaining to Operating Expenses for the prior calendar year. Tenant shall provide notice of its election to examine and/or audit, if at all, within ninety (90) days after Tenant’s receipt of the annual statement for Operating Expenses for the previous calendar year. Any such audit shall be conducted by a reputable accounting or auditing firm retained by Tenant, provided such firm is not retained by Tenant on a contingency fee basis, and all expenses of such audit shall be borne by Tenant. Any objection to any statement of Operating Expenses shall be deemed waived by Tenant if Tenant has not either raised such objection or elected to conduct an audit of the Common Area records within ninety (90) days of Tenant’s receipt of the annual statement.

(d)                                 Operating Expenses shall not include any expenses paid by any tenant directly to third parties, or as to which Landlord is otherwise reimbursed by any third party, other tenant, or insurance proceeds.

(e)                                  “Controllable Operating Expenses” shall include all Operating Expenses except taxes, insurance, utilities and snow removal. Notwithstanding any provision of this Section 4.03 to the contrary, beginning with the calendar year 2014, Tenant’s obligation to pay Tenant’s Share for Controllable Operating Expenses shall not increase in any one calendar year by more than four percent (4%) per square foot over the previous calendar year.

4.04                        Payments. Tenant shall pay all sums due Landlord hereunder at Landlord’s address as set forth in Paragraph 1.01, or at such other place as Landlord may from time to time designate in writing, in lawful money of the United States, without offset or deduction, on or before the day on which it is due. Rent for any period during the term hereof that is less than one full calendar month shall be prorated based on a 30-day month. Acceptance of a payment that is less than the amount then due shall not be a waiver of Landlord’s right to receive the balance, regardless of any statement to the contrary or Landlord’s endorsement of any check so stating. All payments will be applied first to accrued late charges and attorney’s fees and costs, second to accrued interest, then to Base Rent and Operating Expenses, and any remaining amount to any other outstanding charges or costs.

4.05                        Late Charges. Should Tenant fail to pay any payment of Rent within ten (10) days from the date it is due, Tenant shall pay a late charge equal to five percent (5%) of the delinquent Rent. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of such late payment. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant’s default or breach with respect to such overdue amount, nor prevent the exercise of any of the other rights and remedies granted hereunder.

4.06                        Interest. Any monetary payment due Landlord hereunder, other than late charges, that is not received by Landlord when due shall bear interest from the date when due at the rate of ten percent (10%) per annum, both before and after judgment, but shall not exceed the maximum rate allowed by law. Interest is payable in addition to the late charge provided for in Paragraph 4.05.

ARTICLE 5.                        PROPERTY TAXES.

5.01                        Definition. As used herein, the term “Real Property Taxes” shall include any form of real estate, general, special, ordinary or extraordinary, or rental assessment, levy or tax (other than inheritance, personal income or estate taxes), including without limitation payments as to improvement bonds or special improvement districts with reference to the Distribution Center or any part thereof. In calculating Real Property Taxes for any calendar year, the Real Property Taxes for any real estate tax year shall be included in the calculation of Real Property Taxes for such calendar year based upon the number of days which such calendar year and tax year have in common.

5.02                        Payment of Taxes. Except as otherwise provided in Paragraph 5.03, Landlord shall pay the Real Property Taxes applicable to the Distribution Center, and said payments shall be included in the calculation of Operating Expenses in accordance with the provisions of Paragraph 4.03.

5.03                        Additional Improvements. Operating Expenses shall not include Real Property Taxes specified in the tax assessor’s records and work sheets as being caused by additional improvements placed upon the Distribution Center by other tenants or by Landlord for the exclusive enjoyment of such other tenants. Notwithstanding Paragraph 5.02 hereof, Tenant shall pay to Landlord at the time Operating Expenses are payable under Paragraph 4.03, the entirety of any increase in Real Property Taxes if assessed solely by reason of Alterations or Trade Fixtures placed upon the Premises by Tenant or at Tenant’s request or by reason of any alterations of improvements to the Premises made by Landlord subsequent to the execution of this Lease by the parties.

5.04                        Personal Property Taxes. Tenant shall pay prior to delinquency all sales and use taxes and taxes assessed against and levied upon Tenant’s use of the Premises, or its Alterations, Trade Fixtures, furnishings, equipment and all personal property of Tenant contained in the Premises. When possible, Tenant shall cause its Alterations, Trade Fixtures, furnishings, equipment and all other personal property to be assessed and billed separately from Landlord’s property. If any of Tenant’s property shall be assessed with Landlord’s property, Tenant shall pay Landlord the taxes attributable to Tenant’s property within ten (10) days after receipt of a written statement from Landlord.

ARTICLE 6.                        INSURANCE; INDEMNITY.

6.01                        Payment of Premiums. The cost of the premiums for the insurance policies carried by Landlord pursuant to Paragraphs 6.02(b), 6.03(a) and 6.03(b), shall be Operating Expenses payable pursuant to the terms of Paragraph 4.03. Premiums for policy periods commencing prior to, or extending beyond, the term of this Lease shall be prorated to coincide with the corresponding Start Date or Expiration Date.

6.02                        Liability Insurance.

(a)                                 Carried by Tenant. Tenant shall purchase and maintain a Commercial General Liability policy of insurance protecting Tenant and Landlord as an additional insured against claims for bodily injury, personal injury and property damage based upon or arising out of the ownership, use, occupancy or maintenance of the Premises and all areas appurtenant thereto. Such insurance shall be on an occurrence basis providing single limit coverage in an amount not less than One Million Dollars ($1,000,000) per occurrence with an annual aggregate of not less than Two Million Dollars ($2,000,000). Tenant shall add Landlord as an additional insured by means of an endorsement at least as broad as the Insurance Service Organization’s “Additional Insured-Managers or Landlords of Premises” Endorsement. The policy shall not contain any intra-insured exclusions as between insured persons or organizations, but shall include coverage for liability assumed under this Lease as an “insured contract” for the performance of Tenant’s indemnity obligations under this Lease. The limits of said insurance shall not, however, limit the liability of Tenant nor relieve Tenant of any obligation hereunder. Tenant shall provide an endorsement on its liability policy(ies) which provides that its insurance shall be primary to and not contributory with any similar insurance carried by Landlord, whose insurance shall be considered excess insurance only. All such insurance shall be issued by an insurer reasonably approved by Landlord and authorized to do business in the State of Utah. Tenant shall provide evidence from the insurance company of such insurance stating the policy limits. In the event Tenant fails to purchase and/or maintain the insurance required under this ARTICLE 6, in addition to such being an event of default under Paragraph 13.01 hereof, Tenant shall be liable for any and all damage occasioned by any such insurable loss that would otherwise have been covered under the insurance policy required hereunder, whether incurred by Landlord, Tenant, or other party.

(b)                                 Carried by Landlord. Landlord may, at its sole option, maintain such liability insurance as it deems advisable in its sole judgment, in addition to, and not in lieu of, the insurance required to be maintained by Tenant.

6.03                        Property Insurance — Building, Improvements and Rental Value.

(a)                                 Building and Improvements. Landlord may, at its sole option, purchase and maintain a policy or policies of insurance in the name of Landlord, with loss payable to Landlord, and to any lender insuring loss or damage to the Premises.

(b)                                 Rental Value. Landlord may, at its sole option, purchase and maintain a policy or policies in the name of Landlord with loss payable to Landlord and any lender, insuring against any Rental loss.

(c)                                  Increases. Tenant shall pay for any increase in the premiums for the property insurance of the Building and for the Common Areas or other buildings in the Distribution Center if said increase is caused by Tenant’s acts, omissions, use or occupancy of the Premises.

6.04                        Tenant’s Workers’ Compensation Insurance. Tenant shall purchase and maintain such insurance complying with the laws of the State of Utah as will protect it from claims under Workers Compensation Acts, and any other applicable employee benefit acts.

6.05                        Insurance Policies. Tenant shall not do or permit to be done anything that invalidates the required insurance policies. Tenant shall, prior to the Start Date, deliver to Landlord Accord Form Certificates evidencing the existence and amounts of the required insurance. Upon request by Landlord, Tenant shall provide Landlord with certified copies of such insurance policies, but not more often than once every three years.  Tenant shall, at least ten (10) days prior to the expiration of such policies, furnish Landlord with evidence of renewals or “insurance binders” evidencing renewal thereof, or Landlord may order such insurance and charge the cost thereof to Tenant, which amount shall be payable by Tenant to Landlord upon demand. If Tenant shall fail to procure and maintain the insurance required to be carried by it, Landlord may, but shall not be required to, procure and maintain the same and charge one hundred fifteen percent (115%) of the cost of the same to Tenant. Landlord may, at its option, elect to self-insure for any insurance coverage required or permitted to be carried by it under this Lease.

6.06                        Waiver of Subrogation. Without affecting any other rights or remedies, Tenant and Landlord each hereby release and relieve the other, and waive their entire right to recover damages against the other, for loss of or damage to its property arising out of or incident to the perils required to be insured against, provided such perils are actually insured against. The effect of such releases and waivers is not limited by the amount of insurance carried or required, or by any deductibles applicable hereto. The parties agree to have their respective property damage insurance carriers waive any right to subrogation that such companies may have against Landlord or Tenant, as the case may be, so long as the insurance is not invalidated thereby.

6.07                        Tenant’s Indemnity of Landlord. Except for Landlord’s negligence or willful misconduct, Tenant shall indemnify, protect, defend and hold harmless the Premises, Landlord and Landlord’s officers, directors, shareholders, members, employees, agents, lenders and attorneys (collectively, “Landlord Parties”), from and against any and all claims, loss, damages, liens, judgments, penalties, attorneys’ and consultants’ fees, expenses and/or liabilities in any way arising out of, involving, or in connection with, Tenant’s use and/or occupancy of the Premises and/or Tenant’s breach of this Lease, and Tenant hereby waives all claims against Landlord and/or the Landlord Parties for damage to its goods, wares and merchandise and any and all other property, including loss of use of the Premises, due to any cause whatsoever, except the negligence or willful misconduct of Landlord and/or the Landlord Parties, during the term of this Lease or any extension thereof or any other holdover occupancy. If any action or proceeding is brought against Landlord and/or the Landlord Parties by reason of any of the foregoing matters, Tenant shall upon notice defend the same at Tenant’s expense by counsel of Landlord’s choosing, and Landlord and the Landlord Parties shall cooperate with Tenant in such defense. Neither Landlord nor the Landlord

Parties need to have first paid any such claim in order to be defended or indemnified. This paragraph shall survive the expiration or earlier termination of this Lease.

6.08                        Landlord’s Indemnity of Tenant. Except for Tenant’s negligence or willful misconduct, Landlord shall indemnify, protect, defend and hold harmless Tenant and Tenant’s officers, directors, shareholders, members, employees, agents, lenders and attorneys (collectively, “Tenant Parties”), from and against any and all claims, loss, damages, liens, judgments, penalties, attorneys’ and consultants’ fees, expenses and/or liabilities in any way arising out of, involving, or in connection with, Landlord’s use activities related to the Distribution Center and/or Landlord’s breach of this Lease. If any action or proceeding is brought against Tenant and/or the Tenant Parties by reason of any of the foregoing matters, Landlord shall upon notice defend the same at Landlord’s expense by counsel of Landlord’s choosing, and Tenant and the Tenant Parties shall cooperate with Landlord in such defense. Neither Tenant nor the Tenant Parties need to have first paid any such claim in order to be defended or indemnified. This paragraph shall survive the expiration or earlier termination of this Lease.

ARTICLE 7.                        UTILITIES AND SERVICES.

7.01                        Utilities and Services. Tenant shall directly pay for all water, gas, heat, light, power, telephone, trash disposal and other utilities and services supplied to the Premises that are separately metered, together with any related charges and/or taxes thereon. Charges for all such services that are not separately metered shall be payable by Tenant as Operating Expenses. Notwithstanding the provisions of Paragraph 4.03, if at any time in Landlord’s reasonable business judgment, Landlord determines that Tenant is using a disproportionate amount of any commonly metered utilities, then Landlord may increase Tenant’s Rent by an amount equal to such increased costs. In the event any utility service to the Premises is interrupted or discontinued for any reason whatsoever, Landlord shall not be liable therefor to Tenant, there shall be no abatement of Rent, and such interruption or discontinuation shall not be deemed to be an eviction or interference with Tenant’s use or occupancy of the Premises.

7.02                        Garbage Collection. All costs of garbage collection for the Premises shall be borne by Tenant. Tenant shall make all arrangements for such services.

ARTICLE 8.                        LETTER OF CREDIT.

8.01                        Letter of Credit. Tenant has obtained and provided to Landlord a letter of credit dated December 28, 2012 and issued by US Bank in the amount of Five Hundred Eighty Thousand Dollars ($580,000). Landlord shall have the right to draw upon the letter of credit in the event that (i) Tenant fails to make any payment of Base Rent when due or within the cure period provided, or (ii) Tenant fails to replace the letter of credit at least thirty (30) days prior to its expiration date with another letter of credit issued by a financial institution acceptable to Landlord, in a form acceptable to Landlord, in the then-current amount (as provided below). The letter of credit may be reduced by Tenant annually by the amount of Seventy-Five Thousand Dollars ($75,000) per year beginning on December 15, 2014, and thereafter on December 15 of each subsequent calendar year, provided (1) Tenant is not then in default under this Lease; and (2) during the immediately preceding 12-month period (a) Tenant has not been in monetary default under this Lease; and (b) Tenant has not failed to cure any non-monetary default under this Lease past any applicable notice and cure period.

ARTICLE 9.                        USE OF PREMISES.

9.01                        Use of Premises. Tenant shall use and occupy the Premises only for the Agreed Use and for all legal uses reasonably and ordinarily incident thereto, and for no other purposes. Tenant shall not use or permit the use of the Premises in a manner that is unlawful, creates damage, waste or a nuisance, or that disturbs occupants of or causes damage to neighboring premises or properties. Tenant shall at its own expense comply with and abide by all laws, ordinances, regulations, and directives of all municipal, county, state, and federal authorities which are now in force or which may hereafter become effective or be issued with respect to the condition, use, or occupancy of the Premises. Other than trained assistance animals, Tenant shall not keep or allow any animals in or around the Premises.

9.02                        Tenant’s Signs. Tenant may place suitable signs on the Premises for the purpose of identifying the business and indicating the nature of the business carried on by Tenant in the Premises and may install prominent signage on the exterior façade of the Building as well as reasonable directional signage outside of the Building; provided, however, that all signs shall be approved by the Landlord in writing prior to their erection (which approval shall not be unreasonably withheld), must comply with all Applicable Laws, and shall not damage the Premises in any manner. On or prior to the Expiration Date, or other termination of this Lease as provided herein, Tenant shall remove any signs Tenant has placed on the Premises and shall restore the sign location to its original condition.

9.03                        Increased Insurance Risk. Tenant will not permit the Premises to be used for any purpose that would render void or cause the cancellation of any insurance policy covering the Premises. If Landlord’s insurance rates are increased during Tenant’s occupancy, Tenant agrees to reimburse Landlord for the increased insurance costs that are attributable to the use or actions of Tenant or its agents, employees, contractors or invitees. In the event Landlord’s insurance is canceled due to the use or actions of Tenant or its agents, employees, contractors or invitees, Tenant shall indemnify Landlord and hold it harmless for any loss or damage to the Premises occurring before reinstatement or replacement of Landlord’s insurance that would have been covered by Landlord’s insurance, to the extent the loss or damage was not caused by the negligence or willful misconduct of Landlord.

9.04                        Hazardous Substances.

(a)                                 Reportable Uses Require Consent. The term “Hazardous Substance” as used in this Lease shall mean any product, substance, or waste whose presence, use, manufacture, disposal, transportation, or release, either by itself or in combination with other materials expected to be on the Premises is: (i) potentially injurious to the public health, safety or welfare, the environment or the Premises, or (ii) regulated by statute or common law theory. Hazardous Substances shall include, but not be limited to, hydrocarbons, petroleum, gasoline, and/or crude oil or any products, by-products or fractions thereof. Tenant shall not engage in any activity in or on the Premises which constitutes a Reportable Use of Hazardous Substances without the express prior written consent of Landlord and timely compliance (at Tenant’s expense) with all Applicable Laws (as defined in Paragraph 9.05 below). “Reportable Use” shall mean (i) the installation or use of any above or below ground storage tank, (ii) the generation, possession, storage, use, transportation, or disposal of a Hazardous Substance that requires a permit from, or with respect to which a report, notice, registration or business plan is required to be filed with, any governmental authority, and/or (iii) the presence at the Premises of a Hazardous Substance with respect to which any Applicable Laws requires that a notice be given to persons entering or occupying the Premises or neighboring properties. Notwithstanding the foregoing, Tenant may use any ordinary and customary materials reasonably required to be used in the normal course of the Agreed Use, ordinary office supplies (copier toner, liquid paper, glue, etc.) and common household cleaning materials, so long as such use is in compliance with all Applicable Laws, is not a Reportable Use, and does not expose the Premises or neighboring property to any meaningful risk of contamination or damage or expose Landlord to any liability therefor. In addition, Landlord may condition its consent to any Reportable Use upon receiving such additional assurances as Landlord reasonably deems necessary to protect itself, the public, the Premises and/or the environment against damage, contamination, injury and/or liability, including, but not limited to, the installation (and removal on or before Lease expiration or termination) of protective modifications (such as concrete encasements) and/or increasing the Security Deposit.

(b)                                 Duty to Inform Landlord. If Tenant knows, or has reasonable cause to believe, that a Hazardous Substance has come to be located in, on, under or about the Premises, other than as previously consented to by Landlord in writing, Tenant shall immediately give written notice of such fact to Landlord, and provide Landlord with a copy of any report, notice, claim or other documentation which it has concerning the presence of such Hazardous Substance.

(c)                                  Tenant Remediation. Tenant shall not cause or permit any Hazardous Substance to be spilled or released in, on, under, or about the Premises (including through the plumbing or sanitary sewer system) and shall promptly, at Tenant’s expense, comply with all Applicable Laws and take all investigatory and/or remedial action reasonably recommended, whether or not formally ordered or required, for the cleanup of any contamination of, and for the maintenance, security and/or monitoring of the Premises or neighboring properties, that was caused or materially contributed to by Tenant, or pertaining to or involving a Hazardous Substance brought onto the Premises during the term of this Lease, by or for Tenant, or any third party.

(d)                                 Investigation and Remediation. Landlord shall retain the responsibility and pay for any investigations or remediation measures required by governmental entities having jurisdiction with respect to the existence of Hazardous Substances on the Premises prior to the Tenant taking possession, unless such remediation measure is required as a result of Tenant’s use (including Alterations, as defined in Paragraph 10.03(a) below) of the Premises, in which event Tenant shall be responsible for such payment. Tenant shall cooperate fully in any such activities at the request of Landlord, including allowing Landlord and Landlord’s agents to have reasonable access to the Premises at reasonable times in order to carry out Landlord’s investigative and remedial responsibilities.

(e)                                  Landlord Termination Option. If a Hazardous Substance condition occurs during the term of this Lease, unless Tenant is legally responsible therefor (in which case Tenant shall make the investigation and remediation thereof required by the Applicable Laws and this Lease shall continue in full force and effect, but subject to Landlord’s rights under Paragraph 12.04), Landlord may, at Landlord’s option, either (i) investigate and remediate such Hazardous Substance Condition, if required, as soon as reasonably possible at Landlord’s expense, in which event this Lease shall continue in full force and effect, or (ii) if the estimated cost to remediate such condition exceeds twelve (12) times the then monthly Base Rent or One Hundred Thousand Dollars ($100,000), whichever is greater, give written notice to Tenant, within 30 days after receipt by Landlord of knowledge of the occurrence of such Hazardous Substance Condition, of Landlord’s desire to terminate this Lease as of the date sixty (60) days following the date of such notice. In the event Landlord elects to give a termination notice, Tenant may, within ten (10) days thereafter, give written notice to Landlord of Tenant’s commitment to pay the amount by which the cost of the remediation of such Hazardous Substance Condition exceeds an amount equal to twelve (12) times the then monthly Base Rent or One Hundred Thousand Dollars ($100,000), whichever is greater. Tenant shall provide Landlord with said funds or satisfactory assurance thereof within thirty (30) days following such commitment. In such event, this Lease shall continue in full force and effect, and Landlord shall proceed to make such remediation as soon as reasonably possible after the required funds are available. If Tenant does not give such notice and provide the required funds or assurance thereof within the time provided, this Lease shall terminate as of the date specified in Landlord’s notice of termination.

9.05                        Tenant’s Compliance with Applicable Laws. Except as otherwise specifically provided in this Lease, Tenant shall, at Tenant’s sole expense, fully, diligently and in a timely manner, materially comply with all applicable ordinances, building codes, laws, covenants, restrictions, rules and regulations (the “Applicable Laws”) and the requirements of any Landlord insurance carrier relating to Tenant’s use of the Premises. Tenant shall, within ten (10) days after receipt of Landlord’s written request, provide Landlord with copies of all permits and other documents, and other information evidencing Tenant’s compliance with any Applicable Laws specified by Landlord, and shall immediately upon receipt, notify Landlord in writing (with copies of any documents involved) of any threatened or actual claim, notice, citation, warning, complaint or report pertaining to or involving the failure of Tenant or the Premises to comply with any Applicable Laws.

ARTICLE 10.                 MAINTENANCE AND REPAIRS.

10.01                 Tenant’s Obligations.

(a)                                 In General. Subject to the provisions of Paragraph 10.02 (Landlord’s Obligations), ARTICLE 11 (Damage or Destruction), and ARTICLE 14 (Condemnation), Tenant shall, at Tenant’s sole expense, keep the Premises and all Alterations in good order, condition and repair using good maintenance practices.

(b)                                 Maintenance and Repair. Without in any way limiting Tenant’s duty to maintain and repair under subparagraph (a) above, Tenant agrees to maintain the interior of the Premises, the improvements made by Landlord and/or Tenant thereto inside and outside the Premises in good condition and repair, including, without limitation: all glass, lighting fixtures, walls and/or floors (to the extent the maintenance or repair is due to damage caused by Tenant or its agents, employees, contractors, customers or invitees), truck dock bumpers, support columns, all doors, including overhead freight doors, electrical wiring, plumbing systems, and heating, ventilation and air conditioning (HVAC) equipment, pursuant to the terms of subparagraph (c) below. Tenant shall ensure that the grounds and landscaping immediately surrounding the Premises are kept free from rubbish and litter. Tenant further agrees to clean and paint the interior of the Premises as often as necessary in order to maintain said Premises in a clean, attractive and sanitary condition.

(c)                                  HVAC Equipment. Tenant shall enter into a contract with a reputable heating and air conditioning maintenance company for maintenance and repair services for the HVAC equipment, providing for regular inspection and maintenance of the HVAC equipment. Tenant shall coordinate with Landlord prior to Tenant’s HVAC contractor performing any inspection or work on the HVAC equipment located on the roof. Upon Landlord’s request, Tenant shall provide Landlord with a copy of the contract and/or copies of all maintenance or repair reports.

(d)                                 Glass. Without prior notification or demand from Landlord, Tenant agrees to immediately replace all glass broken or damaged during the term of this Lease with glass of the same or higher quality as that broken or damaged.

(e)                                  Failure to Perform. If Tenant fails to perform Tenant’s obligations under this Paragraph 10.01, Landlord may enter upon the Premises, perform such obligations on Tenant’s behalf, and put the Premises in good order, condition and repair, and Tenant shall promptly upon demand pay to Landlord a sum equal to one hundred fifteen percent (115%) of the cost thereof.

10.02                 Landlord’s Obligations.

(a)                                 Maintenance and Repair. Subject to the provisions of Paragraphs 2.03 (Condition), 4.03 (Operating Expenses), ARTICLE 9 (Use of Premises), Paragraph 10.01 (Tenant’s Obligations), ARTICLE 11 (Damage or Destruction) and ARTICLE 14 (Condemnation), Landlord shall keep in good order, condition and repair the foundations, exterior walls, structural condition of interior bearing walls, exterior roof, fire sprinkler system, exterior lighting, landscaping, parking lots, walkways, parkways, driveways, fences, signs, and utility, plumbing and electrical systems and all parts thereof (other than those located inside or exclusively serving any specific premises), as well as providing the services for which there is an Operating Expense pursuant to Paragraph 4.03; provided, however, that if the damage necessitating any repair is caused by the negligence of Tenant or its officers, agents, employees, contractors or invitees, such repairs shall be at Tenant’s sole expense. Landlord shall not be obligated to paint the exterior or interior surfaces of exterior walls nor shall Landlord be obligated to maintain, repair or replace windows, interior doors or glass of the Premises. Tenant expressly waives the benefit of any statute now or hereafter in effect to the extent it is inconsistent with the terms of this Lease.

(b)                                 Notice. Landlord shall not be required to make any repairs to the systems provided in subparagraph (a) above until written notice of the need for repair shall have been delivered to Landlord, and after such notice is so given, Landlord shall have a reasonable time in which to make such repairs. Landlord shall have no liability whatsoever for any resulting damage to the contents of the Premises or to Tenant’s business, unless it fails to diligently proceed to make such repair after receipt of Tenant’s written notice. In no event may Tenant claim damage in excess of the depreciated value of the damaged contents of the Premises and out-of-pocket expenses.

(c)                                  Tenant’s Liability. Notwithstanding any of the provisions of this Paragraph 10.02, Tenant shall be exclusively responsible for damage to any of the foregoing that is caused by Tenant, its agents, employees or invitees, and all other damage resulting therefrom.

10.03                 Alterations.

(a)                                 Definitions. The term “Trade Fixtures” shall mean Tenant’s machinery and equipment that can be removed without doing material damage to the Premises. The term “Alterations” shall mean any modification of the Premises and all improvements thereto other than Trade Fixtures, whether by addition or deletion, that are made to the Premises following the Commencement Date.

(b)                                 Consent. Tenant shall not make any Alterations to the Premises without Landlord’s prior written consent, which shall not be unreasonably withheld. Notwithstanding the foregoing, Tenant may make nonstructural Alterations to the Premises not exceeding the cost of $25,000 per year without obtaining Landlord’s consent. No Alterations shall materially alter the basic character of the Building nor weaken the structure of the Building in any way. All Alterations shall be in compliance with all applicable building codes, and performed at Tenant’s sole expense. Tenant shall require any contractor performing any such alterations, additions, installations or repairs to provide (i) public liability and property damage insurance meeting the requirements of ARTICLE 6 hereof and naming Landlord as an additional insured; and (ii) an indemnification and hold harmless agreement in favor of Landlord covering any loss, damage, claim, liability, cost or expense for injuries, death, or property damage in connection with contractor’s performance of the work. Any Alterations shall be performed in a workmanlike manner with good and sufficient materials. Tenant shall promptly upon completion furnish Landlord with as-built plans and specifications.

(c)                                  Liens; Bonds. Tenant shall pay, when due, all claims for labor or materials furnished or alleged to have been furnished to or for the benefit of Tenant and/or the Premises. Tenant shall give Landlord not less than ten (10) days written notice prior to the commencement of any work in, on or about the Premises. Tenant shall not permit any lien or judgment for monies owed, services rendered, or materials provided in connection with work done to or for the benefit of the Premises, or any other lien, to remain against the Premises for a period of more than thirty (30) days from recording. If Tenant shall contest the validity of any such lien, claim or demand, then Tenant shall, at its sole expense, defend and protect itself, Landlord and the Premises against the same and shall pay and satisfy any adverse judgment that may be rendered thereon before the enforcement thereof. If Landlord shall require, Tenant shall furnish a surety bond in an amount equal to one hundred fifty percent (150%) of the amount of such contested lien, claim or demand, indemnifying Landlord against liability for the same. If Landlord elects to participate in any such action, Tenant shall pay Landlord’s attorneys’ fees and costs for an attorney of Landlord’s choosing. Should any lien be filed and not released or discharged or action not commenced to declare the same invalid within the thirty (30) day period described in this Paragraph by Tenant, Landlord may, at Landlord’s option (but without any obligation to do so), pay or discharge such lien, and may likewise pay and discharge any taxes, assessments or other charges against the Premises which Tenant is obligated hereunder to pay and which may or might become a lien on said Premises. Tenant agrees to repay any sums so paid by Landlord upon demand, together with interest at the rate of eighteen percent (18%) per annum from the date Landlord makes any such payment. Landlord may also treat Tenant’s failure to perform under this Paragraph as a breach of this Lease.

10.04                 Ownership; Removal; Surrender; and Restoration.

(a)                                 Ownership. Subject to Landlord’s right to require removal or elect ownership as provided below, all Alterations made by Tenant shall be the property of Tenant during the Term, but considered a part of the Premises, unless Landlord elects in writing to become the owner of all or any specified part thereof;  as further defined in 10.04 (c).

(b)                                 Removal. Landlord may require the removal at any time of all or any part of any Alterations made without the required consent. At the expiration or earlier termination of this Lease, all Alterations shall become Landlord’s property and shall be surrendered by Tenant with the Premises, unless Landlord elects otherwise in writing prior to the Expiration Date or earlier termination date of this Lease, subject to the provisions of Paragraph 10.04(c).

(c)                                  Surrender; Restoration. The failure by Tenant to timely vacate the Premises without the express written consent of Landlord shall constitute a holdover under the provisions of Paragraph 3.04. Tenant shall surrender the Premises by the Expiration Date or any earlier termination date, with all of the improvements, parts and surfaces thereof broom clean and free of debris, and in good operating order, condition and state of repair, ordinary wear and tear excepted. Prior to surrender of the Premises, Tenant shall repair any damage occasioned by the installation, maintenance or removal of Trade Fixtures, Alterations, furnishings, and/or equipment. Trade Fixtures shall remain the property of Tenant and shall be removed by Tenant. Any Trade Fixtures or personal property of Tenant not removed on or before the Expiration Date or any earlier termination date shall be deemed to have been abandoned by Tenant and may be disposed of or retained by Landlord at Landlord’s election.

ARTICLE 11.                 DAMAGE OR DESTRUCTION.

11.01                 Premises Partial Damage.

(a)                                 If the Premises and/or the improvements thereon (other than Alterations, Trade Fixtures, and damage to any items which Tenant has the responsibility to repair or replace pursuant to the provisions of Paragraph 10.01) shall be damaged, which damage is less than or equal to twenty-five percent (25%) of the replacement cost thereof, then Landlord shall, at Landlord’s and/or Landlord’s insurer’s expense, repair such damage (but not Tenant’s Trade Fixtures or Alterations) as soon as reasonably possible and this Lease shall continue in full force and effect. Tenant shall have no interest in or claim to any portion of any insurance proceeds.

(b)                                 If the Premises and/or the improvements thereon (other than Alterations, Trade Fixtures, and damage to any items which Tenant has the responsibility to repair or replace pursuant to the provisions of Paragraph 10.01) shall be damaged, which damage is greater than twenty-five percent (25%) but less than fifty percent (50%) of the replacement cost thereof, then Landlord may, at its election, either (i) repair such damage (but not Tenant’s Trade Fixtures or Alterations) as soon as reasonably possible and this Lease shall continue in full force and effect; or (ii) terminate this Lease by giving written notice to Tenant within (30) days after the occurrence of such damage or destruction, which termination shall be effective sixty (60) days following the date of such notice.

11.02                 Premises Total Destruction. If the Premises and/or the improvements (other than Alterations, Trade Fixtures and damage to any items which Tenant has the responsibility to repair or replace pursuant to the provisions of Paragraph 10.01) is damaged or destroyed, which damage or destruction is greater than fifty percent (50%) of the replacement cost thereof, then either party may terminate this Lease by giving written notice to the other within (30) days after the occurrence of such damage or destruction, which termination shall be effective sixty (60) days following the date of such notice. If neither party shall elect to terminate this Lease, then Landlord shall repair such damage (but not Tenant’s Trade Fixtures or Alterations) as soon as reasonably possible and this Lease shall continue in full force and effect.

11.03                 Replacement Cost. As used in this ARTICLE 11, the term “replacement cost” shall mean the cost to repair or rebuild the improvements owned by Landlord at the time of the occurrence to their condition existing immediately prior thereto, including demolition, debris removal and upgrading required by the operation of Applicable Laws, and without deduction or depreciation.

11.04                 Continuation of Tenant’s Operations. Tenant agrees at all times after damage or destruction to the Premises to continue the operation of its business therein to the fullest extent reasonably practicable; provided, however, that during the period commencing on the date of this damage or destruction and ending with the completion of Landlord’s repair, reconstruction or restoration of the Premises, the monthly Rent shall be abated in accordance with the terms of Paragraph 11.07(a).

11.05                 Tenant’s Liability. If the damage or destruction was caused by Tenant or its agents, employees, contractors or invitees, Landlord shall have the right to recover Landlord’s damages from Tenant, except as provided in Paragraph 6.06.

11.06                 Damage Near End of Term. If at any time during the last six (6) months of this Lease there is damage for which the cost to repair exceeds one month’s Base Rent, whether or not an Insured Loss, Landlord may terminate this Lease effective sixty (60) days following the date of occurrence of such damage by giving a written termination notice to Tenant.

11.07                 Abatement of Rent; Tenant’s Remedies.

(a)                                 Abatement. In the event the Premises are damaged and neither party exercises an option to terminate pursuant to Paragraphs 11.01(b) or 11.02, and which damage was not caused by Tenant or its employees, agents or invitees, the Rent payable by Tenant for the period required for the repair, remediation or restoration of such damage shall be abated by the proportion that the number of square feet of the Premises rendered unusable bears to the total number of square feet in the Premises immediately prior to the damage or destruction, but not to exceed the proceeds received from any rental insurance. All other obligations of Tenant hereunder shall be performed by Tenant, and Landlord shall have no liability for any such damage, destruction, remediation, repair or restoration except as provided herein.

(b)                                 Remedies. If Landlord is obligated to repair or restore the Premises and does not commence, in a substantial and meaningful way, such repair or restoration within ninety (90) days after such obligation shall accrue, Tenant may, at any time prior to the commencement of such repair or restoration, give written notice to Landlord and to any lenders of which Tenant has actual notice, of Tenant’s election to terminate this Lease on a date not less than sixty (60) days following the giving of such notice. If Tenant gives such notice and such repair or restoration is not commenced within thirty (30) days thereafter, this Lease shall terminate as of the date specified in said notice. If the repair or restoration is commenced within such thirty (30) days, this Lease shall continue in full force and effect. For purposes of this Paragraph 11.07, “commence” shall mean either the unconditional authorization of the preparation of the required plans, or the beginning of the actual work on the Premises, whichever occurs first.

ARTICLE 12.                 ASSIGNMENT AND SUBLETTING.

12.01                 Landlord’s Consent Required.

(a)                                 Tenant shall not voluntarily or by operation of law assign, transfer, mortgage or encumber (any one, a “transfer”) or sublet all or any part of Tenant’s interest in this Lease or the Premises without Landlord’s express prior written consent, which shall not be unreasonably withheld or delayed. A “transfer” shall not include a transaction whereby the Tenant entity is purchased or substantially all of its assets are purchased, and the transfer is may to the purchaser or successor-in-interest of the Tenant.

(b)                                 A transfer or subletting without consent shall, at Landlord’s option, be void ab initio.

(c)                                  Without in any way limiting Landlord’s right to withhold consent for any reason whatsoever, Landlord may withhold consent to a proposed transfer or subletting if Tenant is in default at the time consent is requested.

12.02                 Terms and Conditions Applicable to Transfer and Subletting.

(a)                                 Regardless of Landlord’s consent, no transfer or subletting shall: (i) be effective without the express written assumption by such transferee or subtenant of the duties and obligations of Tenant under this Lease, (ii) release Tenant of any obligations hereunder, or (iii) alter the primary liability of Tenant for the payment of Rent or for the performance of any other obligations to be performed by Tenant.

(b)                                 Landlord may, at its option and without impairing its right to receive and/or demand payment and performance from Tenant, accept Rent or performance of Tenant’s obligations from any person other than Tenant pending approval or disapproval of a transfer. Neither a delay in the approval or disapproval of such transfer nor the acceptance of Rent or performance shall constitute a waiver or estoppel of Landlord’s right to exercise its remedies for Tenant’s default or breach.

(c)                                  Landlord’s consent to any transfer or subletting shall not constitute consent to any subsequent transfer or subletting, but shall not in any way preclude Tenant from subletting in the future (subject to all of the transfer provisions of this Lease, including but not limited to this ARTICLE 12).

(d)                                 In the event of any default or breach by Tenant or Tenant’s transferee, Landlord may proceed directly against Tenant, any guarantors, or anyone else responsible for the performance of Tenant’s obligations under this Lease, including any transferee or subtenant, without first exhausting Landlord’s remedies against any other person or entity responsible therefor to Landlord, or any security held by Landlord.

(e)                                  Each request for consent to a transfer or subletting shall be in writing, accompanied by information relevant to Landlord’s determination as to the financial and operational responsibility and appropriateness of the proposed transferee or subtenant, including, but not limited to the intended use and/or required modification of the Premises, if any. Tenant agrees to provide Landlord with such other or additional information and/or documentation as may be reasonably requested if said information is available and exists.

(f)                                   Any transferee or subtenant shall, by reason of accepting such transfer, entering into such sublease, or entering into possession of the Premises or any portion thereof, be deemed to have assumed and agreed to conform and comply with each and every term, covenant, condition and obligation herein to be observed or performed by Tenant during the term of said transfer or sublease, other than such obligations as are contrary to or inconsistent with provisions of a transfer or sublease to which Landlord has specifically consented in writing.

(g)                                  Landlord’s consent to any transfer or subletting shall not transfer to the transferee or subtenant any renewal or expansion option(s) granted to the original Tenant by this Lease unless transfer of the option is specifically consented to by Landlord in writing.

12.03                 Additional Terms and Conditions Applicable to Subletting. The following terms and conditions shall apply to any subletting by Tenant of all or any part of the Premises and shall be deemed included in all subleases under this Lease whether or not expressly incorporated therein:

(a)                                 Tenant assigns and transfers to Landlord all of Tenant’s interest in all Rent payable on any sublease, and Landlord may collect such Rent and apply the same toward Tenant’s obligations under this Lease; provided, however, that unless a breach has occurred in the performance of Tenant’s obligations, Tenant may collect said Rent and remit the same to Landlord. If the rent payable by the subtenant to Tenant is increased over the amount of Rent payable by Tenant to Landlord hereunder, then Tenant shall pay to Landlord fifty percent (50%) of the net profit after recoup of Tenant’s reasonable, actual out of pocket costs associated with sublease; which shall include but not limited to marketing, legal, commissions, but excluding construction. In the event the amount collected from a subtenant by Landlord exceeds Tenant’s then-outstanding obligations, any such excess shall be refunded to Tenant. Landlord shall not, by reason of the foregoing or any transfer of such sublease, nor by reason of the collection of rent, be deemed liable to the subtenant for any failure of Tenant to perform and comply with any of Tenant’s obligations to such subtenant. Tenant irrevocably authorizes and directs any such subtenant, upon receipt of a written notice from Landlord stating that a breach exists in the performance of Tenant’s obligations under this Lease, to pay to Landlord all Rent due and to become due under the sublease. Subtenant shall rely upon any such notice from Landlord and shall pay all Rents to Landlord without any obligation or right to inquire as to whether such breach exists, notwithstanding any claim from Tenant to the contrary.

(b)                                 In the event of a breach by Tenant, Landlord may, at its option, require subtenant to attorn to Landlord, in which event Landlord shall undertake the obligations of the sublandlord under such sublease from the time of the exercise of said option to the expiration of such sublease; provided, however, Landlord shall not be liable for any prepaid rents or security deposit paid by such subtenant to such sublandlord or for any prior defaults or breaches of such sublandlord.

(c)                                  No subtenant shall further transfer or sublet all or any part of the Premises without Landlord’s prior written consent to be requested and given, if at all, in accordance with the provisions of this ARTICLE 12.

12.04                 Termination. Unless specifically stated otherwise in writing by Landlord, the voluntary or other surrender of this Lease by Tenant, the mutual termination or cancellation hereof, or a termination hereof by Landlord for breach by Tenant, shall automatically terminate any sublease or lesser estate in the Premises; provided, however, that Landlord may in its sole discretion elect to continue any one or all existing subtenancies.

ARTICLE 13.                 DEFAULT; REMEDIES.

13.01                 Default. Upon the occurrence of any of the following events (each, an “Event of Default”), Tenant shall be in default under this Lease:

(a)                                 The failure of Tenant to make any payment of any Rent or Security Deposit required to be made by Tenant hereunder, whether to Landlord or to a third party, when due. The acceptance by Landlord of any partial payment shall not constitute a waiver of any of Landlord’s rights, including Landlord’s right to recover possession of the Premises.

(b)                                 Abandonment or vacation of the Premises or any part thereof without payment of all Rents as and when due, or dispossession of Tenant of the Premises or any part thereof by authority other than Landlord (except in the case of condemnation).

(c)                                  The failure of Tenant to provide reasonable evidence of insurance or surety bond, or to fulfill any obligation under this Lease that endangers or threatens life or property, where such failure continues for a period of three (3) business days following written notice to Tenant.

(d)                                 The failure of Tenant to allow Landlord and/or its agents access to the Premises, or the commission of waste, act or acts constituting public or private nuisance, and/or an illegal activity on the Premises by Tenant, where such actions continue for a period of three (3) business days following written notice to Tenant.

(e)                                  The failure by Tenant to provide any information or written documentation required hereunder or otherwise reasonably required by Landlord within ten (10) days of Landlord’s request therefor.

(f)                                   Any unauthorized transfer or subletting. (See also ARTICLE 12.)

(g)                                  The occurrence of any of the following events: (i) the making of any general arrangement or assignment for the benefit of creditors; (ii) becoming a “debtor” as defined in 11 U.S.C. § 101 or any successor statute thereto (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets or of Tenant’s interest in this Lease, where possession is not restored to Tenant within thirty (30) days; or (iv) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets or of Tenant’s interest in this Lease, where such seizure is not discharged within thirty (30) days; provided, however, in the event that any provision of this subparagraph (g) is contrary to any Applicable Law, such provision shall be of no force or effect, and not affect the validity of the remaining provisions.

(h)                                 If the performance of Tenant’s obligations under this Lease is guaranteed; (i) the termination of a guarantor’s liability with respect to this Lease other than in accordance with the terms of such guaranty, (ii) a guarantor’s becoming insolvent or the subject of a bankruptcy filing, (iii) a guarantor’s refusal to honor the guaranty, or (iv) a guarantor’s breach of its guaranty obligation on an anticipatory basis, and Tenant’s failure, within sixteen (16) days following written notice of any such event, to provide written alternative assurance or security, which, when coupled with the then existing resources of Tenant, equals or exceeds the combined financial resources of Tenant and the guarantors that existed at the time of execution of this Lease.

(i)                                     A default by Tenant as to any of the other terms, covenants, conditions or provisions of this Lease, or of the rules adopted under Paragraph 2.05(c) hereof, where such default continues for a period in excess of thirty (30) days after written notice; provided, however, that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required for its cure, then it shall not be deemed to be a breach if Tenant commences such cure within said thirty (30) day period and thereafter diligently prosecutes such cure to completion, provided any such extension does not subject Landlord to any liability or increased costs.

13.02                 Remedies. If Tenant fails to perform any of its affirmative duties or obligations within the time specified herein, or if none, within ten (10) days after written notice (or in case of an emergency, without notice), Landlord may, at its option, perform such duty or obligation on Tenant’s behalf, including but not limited to obtaining reasonably required bonds, insurance policies, or governmental licenses, permits or approvals. Tenant shall pay to Landlord, as Additional Rent, an amount equal to one hundred fifteen percent (115%) of the costs and expenses incurred by Landlord in such performance immediately upon receipt of an invoice therefor. Upon the occurrence of an Event of Default, Landlord may, with or without further notice or demand, exercise any one or more of the following remedies. The exercise of any remedy shall in no way limit Landlord’s right to exercise any other remedy, whether provided by this Lease or otherwise.

(a)                                 Terminate this Lease and Tenant’s right to possession of the Premises by any lawful means, in which case Tenant shall immediately surrender possession to Landlord. In such event Landlord shall be entitled to recover from Tenant: (i) the unpaid Rent due at the time of termination; (ii) the worth at the time of award of the amount of unpaid Rent that would have been due after termination until the time of award; (iii) the worth at the time of award of the amount of unpaid Rent for the balance of the term after the time of award; and (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by the Tenant’s failure to perform its obligations under this Lease or which in the ordinary course would be likely to result therefrom, including but not limited to the cost of recovering possession of the Premises, expenses of reletting, including necessary renovation and alteration of the Premises, and reasonable attorneys’ fees and costs. Efforts by Landlord to mitigate damages caused by Tenant’s breach of this Lease shall not waive Landlord’s right to recover damages. If termination of this Lease is obtained through the provisional remedy of unlawful detainer, Landlord shall have the right to recover in such proceeding any unpaid Rent and damages as are recoverable therein, or Landlord may reserve the right to recover all or any part thereof in a separate suit. If a notice and grace period provided in Paragraph 13.01 was not previously given, a notice to pay rent or quit, or to perform or quit given to Tenant under the unlawful detainer statute shall also constitute sufficient notice under Paragraph 13.01. In such case, the applicable grace period required by Paragraph 13.01 and the unlawful detainer statute shall run concurrently, and the failure of Tenant to cure the default within the greater of the two such grace periods shall constitute both an unlawful detainer and an Event of Default of this Lease entitling Landlord to the remedies provided for in this Lease and/or by said statute.

(b)                                 Landlord may terminate Tenant’s right to possession of the Premises without terminating this Lease, retake possession of the Premises and, after using summary proceedings if necessary, may relet said Premises on behalf of Tenant. Landlord shall apply any monies collected first to the payment of expenses of resuming or obtaining possession, second to the payment of costs of placing the Premises in rentable condition, third to the costs of reletting the Premises, and fourth to the payment of Rent due hereunder, and any other indebtedness due Landlord. Any remaining surplus shall be paid to Tenant. Tenant shall pay, upon demand from Landlord, any deficiency in amounts due under this Lease after Landlord has applied the proceeds from reletting the Premises to the categories described in this subsection. Such indebtedness shall be calculated and paid monthly. Reletting may be in the name of Landlord or otherwise, for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the term of this Lease) and on such conditions (which may include concessions or free rent) as Landlord, in its sole discretion, may determine. Landlord may collect and receive the rents therefor. Landlord shall make a reasonable effort to relet the Premises to acceptable tenants, but Landlord shall in no way be responsible or liable for any failure to relet the Premises, or any part thereof, or for any failure to collect any rent due upon such reletting. No such reletting shall relieve Tenant of any liability, and Tenant’s obligations shall survive any such reletting. No such reletting of said Premises by Landlord shall be construed as an election on its part to terminate this Lease, unless a written notice of such intention be mailed or delivered to Tenant. Notwithstanding election to relet without terminating this Lease by Landlord, Landlord may at any time thereafter elect to terminate this Lease for any default or breach hereof by Tenant.

(c)                                  Continue the Lease and Tenant’s right to possession, and recover the Rent as it becomes due. If Landlord shall elect this remedy, acts of maintenance, efforts to relet, and/or the appointment of a receiver to protect the Landlord’s interests, shall not constitute a termination of the Tenant’s right to possession.

(d)                                 Pursue any other remedy now or hereafter available under the laws or judicial decisions of the state where the Premises are located. The expiration or termination of this Lease and/or the termination of Tenant’s right to possession shall not relieve Tenant from liability under any indemnity provisions of this Lease as to matters occurring or accruing during the term hereof or by reason of Tenant’s occupancy of the Premises.

(e)                                  Use of any of the foregoing remedies shall not preclude pursuit of any of the other remedies provided for herein, or by law or in equity, which may be enforced cumulatively, nor shall pursuit of any remedy provided for herein or otherwise constitute a forfeiture or waiver of any rent or other amounts due Landlord hereunder or of any damage accruing to Landlord by the violation of any of the terms and conditions of this Lease. Failure by Landlord to enforce one or more of the Landlord’s available remedies shall not be deemed or construed to constitute a waiver of such default or a waiver of any other violation or breach of any of the terms and conditions of this Lease.

13.03                 Inducement Recapture. Any inducements given to Tenant by Landlord, including any agreement for free or abated Rent or other charges, shall be deemed conditioned upon Tenant’s full and faithful performance of all of the terms, covenants and conditions of this Lease throughout the Term. Upon breach of this Lease by Tenant past any applicable notice and/or cure period, any such inducement may, upon Landlord’s election, be deemed deleted from this Lease and of no further force or effect, and the full cash value of all such inducements shall be immediately due and payable by Tenant to Landlord. The acceptance by Landlord of Rent or the cure of the breach that initiated the operation of this Paragraph 13.03 shall not be deemed a waiver by Landlord of the provisions of this paragraph unless specifically so stated in writing by Landlord at the time of such acceptance.

13.04                 Breach by Landlord. Landlord shall not be deemed in breach of this Lease unless Landlord fails within a reasonable time to perform an obligation required to be performed by Landlord, which time shall in no event be less than thirty (30) days after receipt by Landlord, and any lender whose name and address shall have been furnished to Tenant in writing for such purpose, of written notice specifying the obligation of Landlord that Tenant asserts has not been performed; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are reasonably required for its performance, then Landlord shall not be in breach if performance is commenced within such thirty (30) day period and thereafter pursued to completion with commercially reasonable diligence.

ARTICLE 14.                 CONDEMNATION.

14.01                 Condemnation. If the Premises or any portion thereof is taken under the power of eminent domain or a transfer in lieu thereof (either one, a “condemnation”), this Lease shall terminate as to the part taken as of the date the condemning authority takes title or possession, whichever first occurs. In the event of a taking of a portion constituting twenty-five percent (25%) or less of the floor area of the Premises, Tenant may terminate this Lease by written notice to Landlord only upon a showing that such taking shall substantially impair Tenant’s ability to conduct its business in the Premises and such impairment cannot effectively be remedied. If more than twenty-five percent (25%) of the floor area of the Premises is taken by condemnation, either Landlord or Tenant may terminate this Lease as of the date the condemning authority takes possession by providing written notice to the other party within ten (10) days of the date the condemning authority takes possession of the Premises. If neither party terminates this Lease in accordance with the foregoing, this Lease shall remain in full force and effect as to the portion of the Premises remaining, except that the Base Rent shall be reduced in the proportion the portion taken bears to the whole square footage of the Premises and Tenant’s Share of Operating Expenses shall be recalculated. Any condemnation award or payments shall be the property of Landlord, whether such award shall be made as compensation for diminution in value of the leasehold, the value of the part taken, or for severance damages; provided, however, that Tenant shall be entitled to any compensation paid by the condemnor for Tenant’s relocation expenses, loss of business goodwill and/or Trade Fixtures, without regard to whether or not this Lease is terminated pursuant to the provisions of this Paragraph 14.01, so long at Tenant’s compensation does not in any way decrease Landlord’s compensation. In the event that this Lease is not terminated by reason of the condemnation, Landlord shall repair any damage to the remaining portion of the Premises caused by such Condemnation.

ARTICLE 15.                 SUCCESSOR LANDLORDS.

15.01                 Successor Landlords. The term “Landlord” as used herein shall include the owner or owners of the fee title to the Premises at the time in question. In the event of a transfer of Landlord’s title or interest in the Premises or this Lease, Landlord shall deliver to the transferee or assignee any unused Security Deposit held by Landlord. Upon such transfer or assignment and delivery of the Security Deposit, as aforesaid, the prior Landlord shall be relieved of all liability with respect to the obligations and/or covenants under this Lease thereafter to be performed by the Landlord. Subject to the foregoing, the obligations and/or covenants in this Lease to be performed by the successor Landlord shall be binding only upon the successor Landlord.

ARTICLE 16.                SUBORDINATION; ESTOPPEL CERTIFICATES; ATTORNMENT; NON-DISTURBANCE.

16.01                 Subordination. This Lease shall be subject and subordinate to any mortgage, deed of trust, or other hypothecation or security device of any kind now or hereafter placed upon the Premises to secure any loan(s) to Landlord and/or its affiliates, to any and all advances made on the security thereof, and to all renewals, modifications, and extensions thereof. Tenant agrees that the holders of any such security shall have no liability or obligation to perform any of the obligations of Landlord under this Lease. Any lender of Landlord’s may elect to have this Lease superior to the lien of its security by giving written notice thereof to Tenant, whereupon this Lease shall be deemed prior to the lender’s lien, notwithstanding the relative dates of the documentation or recordation thereof. Tenant agrees to execute a subordination document promptly upon request by Landlord and/or Landlord’s lender.

16.02                 Estoppel Certificates. Upon Landlord’s written request, Tenant shall execute, acknowledge and deliver to Landlord a written statement certifying the following: (i) that none of the terms or provisions of this Lease have been changed (or if they have been changed, stating the particulars); (ii) that this Lease has not been canceled or terminated; (iii) the last date of payment of Base Rent and/or Additional Rent and the time period covered by such payment(s); (iv) that Landlord is not in default under this Lease (or, if Landlord is claimed to be in default, stating the particulars); (v) the amount of the security deposit, if any, being held by Landlord on Tenant’s behalf; and (vi) such other representations or information with respect to Tenant or the Lease as Landlord may reasonably request or which any prospective purchaser or encumbrancer of the Premises may require. Tenant shall deliver such statement to Landlord or such other person or entity as Landlord shall direct within ten (10) days after Landlord’s request. Landlord may provide any such statement by Tenant to any prospective purchaser or encumbrancer of the Premises. Such purchaser or encumbrancer may rely conclusively upon such statement as true and correct. If Tenant does not deliver such statement to Landlord within the ten (10) day period, without any further notice to Tenant, any prospective purchaser or encumbrancer may conclusively presume and rely upon, and Tenant shall be estopped from denying the truth of, the following facts: (i) that the terms and provision of this Lease have not been changed except as otherwise represented by Landlord; (ii) that this Lease has not been canceled or terminated except as otherwise represented by Landlord; (iii) that not more than one month’s Base Rent and/or Additional Rent have been paid in advance; and (iv) that Landlord is not in default under the Lease.

16.03                 Attornment. In the event that Landlord transfers title to the Premises, or the Premises are acquired by another party upon the foreclosure or termination of a security interest to which this Lease is subordinate (i) Tenant shall, subject to the non-disturbance provisions of Paragraph 16.04, attorn to such new owner for the remainder of the term hereof, or, at the election of the new owner, this Lease will automatically become a new lease between Tenant and such new owner, and (ii) Landlord shall thereafter be relieved of any further obligations hereunder and such new owner shall assume all of Landlord’s obligations, except that such new owner shall not: (a) be liable for any act or omission of any prior Landlord or with respect to events occurring prior to acquisition of ownership; (b) be subject to any offsets or defenses which Tenant might have against any prior Landlord; (c) be bound by prepayment of more than one month’s Rent; or (d) be liable for the return of any security deposit paid to any prior Landlord that was not paid or credited to such new owner.

16.04                 Non-Disturbance. With respect to any security instruments entered into by Landlord after the execution of this Lease, Tenant’s subordination of this Lease shall be subject to receiving a commercially reasonable non-disturbance agreement from the lender which non-disturbance agreement shall provide that Tenant’s possession of the Premises, and this Lease, including any options to extend the term hereof, will not be disturbed so long as Tenant is not in breach hereof and attorns to the record owner of the Premises. Landlord shall use commercially reasonable efforts to obtain a subordination and non-disturbance agreement from Landlord’s present lender, on lender’s standard form.

16.05                 Self-Executing. The subordination, attornment and non-disturbance agreements provided in this ARTICLE 16 shall be effective without the execution of any further document; provided, however, that, upon written request from Landlord or Landlord’s lender, Tenant and Landlord shall execute such further writings as may be reasonably required to separately document any subordination, attornment and/or non-disturbance agreement provided for herein.

16.06                 Failure to Provide. If Tenant fails to provide any subordination agreement or estoppel certificate within ten (10) days of Landlord’s request, Landlord shall be entitled to assess a late fee of fifty dollars ($50) per day until Tenant provides such requested documentation. If Tenant’s failure to provide such documents continues for more than twenty (20) days, such failure may, at Landlord’s discretion, be deemed an event of default under this Lease.

ARTICLE 17.                 GENERAL PROVISIONS.

17.01                 Entire Agreement. This Lease and the Exhibits hereto constitute the entire agreement between the parties relating to the subject matter hereof and there are no other courses of dealing, understandings, agreements, representations or warranties, written or oral, except as set forth herein. Tenant acknowledges that the Landlord has made no agreement or promise concerning the alteration, improvement, adaptation or repair of any part of the Premises which has not been set forth herein, and that this Lease contains all the agreements made and entered into between Tenant and Landlord.

17.02                 Construction; Governing Law. In construing this Lease, all headings and titles are for the convenience of the parties only and shall not be considered a part of this Lease. Whenever required by the context, the singular shall include the plural and vice versa. This Lease shall not be construed as if prepared by one of the parties, but rather according to its fair meaning as a whole, as if both parties had prepared it. This Lease shall be governed by the laws of the State of Utah. Any litigation between the parties hereto concerning this Lease shall be initiated in the county in which the Premises is located.

17.03                 Amendments. This Lease may be modified only in writing, signed by the parties in interest at the time of the modification. As long as they do not materially change Tenant’s obligations hereunder, Tenant agrees to make such reasonably non-monetary modifications to this Lease as may be reasonably required by a lender in connection with obtaining financing or refinancing of the Premises.

17.04                 Severability. The invalidity of any provision of this Lease, as determined by a tribunal of competent jurisdiction, shall in no way affect the validity of any other provision hereof, and the Lease shall be harmonized and enforced to the fullest extent possible.

17.05                 Binding Effect. This Lease shall be binding upon the parties, their personal representatives, successors and permitted assigns.

17.06                 Covenants and Conditions. All provisions of this Lease to be observed or performed by Tenant are both covenants and conditions.

17.07                 Time of Essence. Time is of the essence of this Lease and the performance of all obligations to be performed or observed by the parties hereunder.

17.08                 Survival of Representations and Warranties. All representations and warranties of Landlord and Tenant shall survive the expiration or earlier termination of this Lease.

17.09                 Notices.

(a)                                 Notice Requirements. All notices required or permitted by this Lease or Applicable Law shall be in writing and shall be served upon the party to receive the notice at their address listed in ARTICLE 1 via (i) hand delivery, (ii) certified or registered mail, postage prepaid, return receipt requested, or (iii) national express carrier, with all charges prepaid. Either party may by written notice to the other in accordance with the terms of this Paragraph 17.09, specify a different address for notice. A copy of all notices to Landlord shall be concurrently transmitted to such third party or parties at such addresses as Landlord may from time to time hereafter designate in writing.

(b)                                 Date of Notice. Any notice given by hand delivery shall be effective at the time of delivery. Any notice sent by registered or certified mail, return receipt requested, shall be deemed given on the date of delivery shown on the receipt card, or if no delivery date is shown, the postmark thereon or two (2) business days after deposit in the United States mail, whichever is earlier. Notices delivered by express courier that guarantees next-day delivery shall be deemed given one (1) business day after delivery of the same to the courier. If notice is received on a Saturday, Sunday or legal holiday, it shall be deemed received on the next business day.

17.10                 Waivers.

(a)                                 The waiver by either party of the default or breach of any term, covenant or condition hereof by the other party, shall not be deemed a waiver of any other term, covenant or condition hereof, or of any subsequent default or breach of the same or of any other term, covenant or condition hereof. The waiving party’s consent to, or approval of, any act shall not be deemed to render unnecessary the obtaining of the waiving party’s consent to, or approval of, any subsequent or similar act by the other party, or be construed as the basis of an estoppel to enforce the provision or provisions of this Lease requiring such consent.

(b)                                 The acceptance of Rent by Landlord shall not be a waiver of any default or breach by Tenant. Any payment by Tenant may be accepted by Landlord on account of moneys or damages due Landlord, notwithstanding any qualifying statements or condition made by Tenant in connection therewith, which statements and/or conditions shall be of no force or effect whatsoever unless specifically agreed to in writing by Landlord at or before the time of deposit of such payment.

17.11                 Limitation on Liability. The obligations of Landlord under this Lease shall not constitute personal obligations of Landlord, or its individual partners, members, directors, officers, shareholders or other principals, and Tenant shall look solely to the Premises, and to no other assets of Landlord, for the satisfaction of any liability of Landlord with respect to this Lease, and shall not seek recourse against Landlord’s partners, members, directors, officers, shareholders or other principals, or any of their personal assets, for such satisfaction.

17.12                 Attorneys’ Fees. If either party brings an action or proceeding involving the Premises and/or this Lease, whether founded in tort, contract or equity, or to enforce or collect any judgment, the prevailing party in any such proceeding, action, or appeal thereon, shall be entitled to its reasonable attorneys’ fees and costs. Such fees and costs may be awarded in the same suit or recovered in a separate suit, whether or not such action or proceeding is pursued to decision or judgment. The term “prevailing party” shall include, without limitation, a party who substantially obtains or defeats the relief sought, as the case may be, whether by compromise, settlement, judgment, or the abandonment by the other party of its claim or defense. In addition, Landlord shall be entitled to its actual, reasonable attorneys’ fees, costs and expenses incurred in the preparation and service of any notice of default, whether or not a formal action is subsequently commenced.

17.13                 Brokerage Fees. Landlord and Tenant each represents that it has not dealt with any broker in connection with this Lease other than as identified below, and that no other brokers are entitled to any commissions in connection herewith. Landlord and Tenant each agree to indemnify, defend and hold the other, and their respective employees, agents, officers and partners, harmless from and against any claims resulting from a breach of the foregoing representation. All commissions shall be paid by Landlord pursuant to a separate agreement between Landlord and the broker(s).

(a)                                                 Landlord’s Broker: None

(b)                                                 Tenant’s Broker: Newmark Grubb Knight Frank

17.14                 Consents. Landlord’s actual, reasonable costs and expenses (including but not limited to architects’, attorneys’, engineers’ and other consultants’ fees) incurred in the consideration of, or response to, a request by Tenant for any Landlord consent required under this Lease shall be paid by Tenant upon receipt of an invoice; provided, however, that Tenant shall not be obligated to pay Landlord’s costs to review any proposed Alterations by Tenant. Landlord’s consent to any act, assignment or subletting shall not constitute an acknowledgement that no default or breach by Tenant of this Lease exists, nor shall such consent be deemed a waiver of any then existing default or breach, except as may be otherwise specifically stated in writing by Landlord at the time of such consent. The failure to specify herein any particular condition to Landlord’s consent shall not preclude the imposition by Landlord at the time of consent of such further or other conditions as are then reasonable with reference to the particular matter for which consent is being given.

17.15                 Landlord’s Reservations. Landlord reserves the right: (i) to grant, without the consent or joinder of Tenant, such easements, rights and dedications that Landlord deems necessary, (ii) to cause the recordation of parcel maps and restrictions, and (iii) to create and/or install new utility raceways, so long as such easements, rights, dedications, maps, restrictions, and utility raceways do not unreasonably interfere with the use of the Premises by Tenant. Tenant agrees to sign any documents reasonably requested by Landlord to effectuate such rights.

17.16                 Corporate Authority. If either party hereto is a corporation, trust, limited liability company, partnership, or similar entity, each individual executing this Lease on behalf of such entity represents and warrants that he or she is duly authorized to execute and deliver this Lease on its behalf.

17.17                 Counterparts. This Lease may be executed by the parties in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

17.18                 No Offer. Preparation of this Lease by either party or their agent and submission of same to the other party shall not be deemed an offer to lease to the other party. This Lease is not intended to be binding until fully executed and delivered by all parties hereto.

[Signature page follows]

LANDLORD AND TENANT HAVE CAREFULLY READ AND REVIEWED THIS LEASE AND EACH TERM AND PROVISION CONTAINED HEREIN, AND BY THE EXECUTION OF THIS LEASE SHOW THEIR INFORMED AND VOLUNTARY CONSENT THERETO. THE PARTIES HEREBY AGREE THAT, AT THE TIME THIS LEASE IS EXECUTED, THE TERMS OF THIS LEASE ARE COMMERCIALLY REASONABLY AND EFFECTUATE THE INTENT AND PURPOSE OF LANDLORD AND TENANT WITH RESPECT TO THE PREMISES.

LANDLORD:

LANDMARK 4 LLC

By:	/s/ K. Schumacher
K. Schumacher
Managing Member

TENANT:

OVERSTOCK.COM, INC., a Delaware corporation

By:	/s/ Jonathan E. Johnson III
Jonathan E. Johnson III
Executive Vice Chairman

EXHIBIT “A”

Premises Site Plan

[Intentionally omitted]

EXHIBIT “B”

Distribution Center

[Intentionally omitted]

EXHIBIT “C”

[Intentionally omitted]

EXHIBIT “D”

Parking Site Plan

[Intentionally omitted]

EXHIBIT “E”

Rules and Regulations

1.                                      Landlord will furnish Tenant with two keys to each door lock in the Premises. Landlord may make a reasonable charge for any additional keys requested by Tenant. Tenant shall not have any keys made for the Premises and shall not alter any lock or install any new or additional lock or bolt on any door in the Premises without the prior written approval of Landlord. Upon the expiration or termination of Tenant’s tenancy, Tenant shall deliver to Landlord all keys in its possession for all locks and bolts in the Premises.

2.                                      Tenant shall refer all of its contractors, contractors’ representatives, and installation technicians rendering any service on or to the Premises to Landlord for Landlord’s approval and supervision prior to such third parties’ performance of any work in the Premises, including, but not limited to installation of telephones, electrical devices and attachments, and installations of any nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment, or any other portion of the Premises.

3.                                      Tenant shall not at any time allow any part of the Premises to be occupied as sleeping or lodging quarters.

4.                                      No birds, fowl, or other animals (except service animals) shall be bought into or kept in or about the Premises.

5.                                      None of the entries, passages, doors, stairways, or vestibules of the Premises shall be blocked or obstructed, nor shall any rubbish, litter, trash, or materials of any nature be placed, emptied, or thrown into such areas, nor shall such areas be used at any time except for ingress and egress by Tenant or its agents, employees, or invitees.

6.                                      No person shall waste water by interfering with the faucets in the Premises or otherwise.

7.                                      No person shall disturb the occupants of the Distribution Center by the use of any musical instrument, by playing radios or other sound-producing equipment at an unreasonably high volume, by making of unseemly noises, or by any reasonable use.

8.                                      Tenant shall provide its own dumpster for trash storage and removal. Tenant shall not leave or store any materials, litter, or trash on the Common Areas, including on the Parking Areas. Landlord shall have the right to approve the type of dumpster utilized by Tenant.

9.                                      Tenant shall not use or permit the use by its employees, agents, or invitees of the Parking Areas or of any loading dock areas for the overnight storage of parking of automobiles or other vehicles which would interfere with maintenance, snow removal, traffic flow, emergency vehicles, or other necessary activities or functions. Landlord shall have the right to tow away any vehicle belonging to Tenant or its agents, employees, or invitees which is improperly parked and which Tenant fails to remove after written or oral notice from Landlord.

10.                               No sign, advertisement, or lettering shall be painted, affixed, or exposed on the windows, doors, or exterior surfaces of the Premises except as specifically permitted in writing by Landlord.

11.                               Landlord will not be responsible for lost or stolen personal property, equipment, money, or jewelry from the Premises, regardless whether or not loss occurs when an area is locked against entry.

12.                               Tenant shall be responsible for any damage to paving caused by the parking, movement, or loading of trailers or trucks.

13.                               No drapes, curtains, blinds, or other window coverings in the Premises shall be installed by Tenant without the prior written approval of Landlord.

14.                               It is Landlord’s desire to maintain in the Distribution Center the highest standard of dignity and good taste, consistent with the comfort and convenience for Tenant and the other occupants. Any action or condition not meeting with this standard should be reported to Landlord. Tenant’s cooperation will be beneficial and sincerely appreciated.

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